         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

                                       THE MERIDIAN RESOURCE CORPORATION



                                         /s/ Joseph A. Reeves Jr.
                                       ---------------------------
                                          Joseph A. Reeves, Jr.
                                          Chairman of the Board
                                       and Chief Executive Officer


                                       AMERICAN STOCK TRANSFER & TRUST CO.



                                       By: /s/ H. J. Lemmer
                                          --------------------
                                       Name: Herbert J. Lemmer
                                            ------------------
                                       Title: Vice President
                                             -----------------